Exhibit 3.1	EXECUTION COPY

AMENDMENT NO. 1 TO THE FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
HOLLY ENERGY PARTNERS, L.P.

     THIS AMENDMENT NO. 1 TO THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HOLLY ENERGY PARTNERS, L.P. (this “Amendment”), dated as of February 28, 2005, is entered into and effectuated by HEP Logistics Holdings, L.P., a Delaware limited partnership, as the General Partner, pursuant to authority granted to it in Section 5.6 of the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated as of July 13, 2004, as amended (the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

     WHEREAS, Section 5.6 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities to such Persons, for such consideration and on such terms and conditions as shall be established by the General Partner; and

     WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner (subject to the terms of Section 5.7 of the Partnership Agreement), may amend any provision of the Partnership Agreement necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement; and

     WHEREAS, the General Partner has determined that the issuance of the Class B Subordinated Units provided for in this Amendment is permitted by Section 5.7 of the Partnership Agreement; and

     WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

     WHEREAS, the Partnership has entered into (i) a Contribution Agreement, dated as of January 25, 2005 (the “Alon Contribution Agreement”), with Alon Pipeline Logistics, LLC, a Delaware limited liability company (“Alon Pipeline Logistics”), and Alon USA, LP, a Texas limited partnership (“Alon”), and certain other parties named therein, and (ii) a Pipelines and Terminals Agreement, dated as of February 28, 2005 (the “Alon Pipelines Agreement”), with Alon; and

     WHEREAS, the Contribution Agreement obligates the Partnership to issue limited partner interests to be designated as Class B Subordinated Units having the terms set forth herein; and

Amendment No. 1 to Partnership Agreement_ Exhibit 3.1 to Form 8-K (HEP_UBS Transactions).DOC

Amendment No. 1 to First Amended and Restated
Agreement of Limited Partnership of
Holly Energy Partners, L.P.

     WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to provide for (i) the issuance of Class B Subordinated Units to Alon Pipeline Logistics pursuant to the Contribution Agreement and (ii) such other matters as are provided herein.

     NOW, THEREFORE, it is hereby agreed as follows:

A.	Amendment. The Partnership Agreement is hereby amended as follows:

1.	Section 1.1 is hereby amended to add the following definitions:

     “Alon” means Alon USA, LP, a Texas limited partnership, and its successors and assigns.

     “ALON Event of Default” means an ALON Event of Default specified in Section 16(b)(i) of the Alon Pipelines Agreement in respect of payments due pursuant to the Minimum Volume Commitment which default has not been cured within the time specified in Section 17(a) of the Alon Pipelines Agreement.

     “Alon Pipeline Logistics” means Alon Pipeline Logistics, LLC, a Delaware limited liability company.

     “Alon Potential Event of Default” means a default in respect of payments due pursuant to the Minimum Volume Commitment which would become an Alon Event of Default on the expiration of the time period specified in Section 17(a) of the Alon Pipelines Agreement.

     “Alon Pipelines Agreement” means the Pipelines and Terminals Agreement, dated as of February 28, 2005, between the Partnership and Alon.

     “Class B Subordinated Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to the Class B Subordinated Units in this Agreement. The term “Class B Subordinated Unit” as used herein does not include a Common Unit, Subordinated Unit or Parity Unit. A Class B Subordinated Unit that is convertible into a Common Unit or a Parity Unit shall not constitute a Common Unit or Parity Unit until such conversion occurs.

     “Class B Subordination Period” means the period commencing on February 28, 2005 and ending on the first to occur of the following dates:

     (a) the first day of any Quarter beginning after March 31, 2010 in respect of which no ALON Event of Default existed with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date; provided, however, that if an Alon Potential Event of Default exists on such date, but is cured prior to its becoming an Alon Event of Default, the Class B Subordination Period shall end on the first Business Day after such cure; and

Amendment No. 1 to First Amended and Restated
Agreement of Limited Partnership of
Holly Energy Partners, L.P.

     (b) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under the circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.

     “Minimum Volume Commitment” has the meaning set forth in the Alon Pipelines Agreement.

2.	Section 1.1 is hereby amended by amending and restating the final sentence to the definition of “Common Unit”:

     The term “Common Unit” does not refer to a Subordinated Unit or a Class B Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

3.	Section 1.1 is hereby amended by amending and restating the following definitions:

     “Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period or the Class B Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

     “Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period or the Class B Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

     “Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Subordinated Units, Class B Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

     “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Subordinated Units, Class B Subordinated Units and Incentive Distribution Rights.

Amendment No. 1 to First Amended and Restated
Agreement of Limited Partnership of
Holly Energy Partners, L.P.

     “Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Subordinated Units or Class B Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Subordinated Units or Class B Subordinated Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

     “Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Subordinated Units or Class B Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

     “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Subordinated Units and Class B Subordinated Units but shall not include (i) a General Partner Interest or (ii) Incentive Distribution Rights.

     “Unit Majority” means, during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) voting as a class and at least a majority of the Outstanding Subordinated Units and Class B Subordinated Units voting as a single class, and after the end of the Subordination Period, at least a majority of the Outstanding Units.

4.	Article V is hereby amended to add a new Section 5.5(c)(iii) as follows:

     (iii) Immediately prior to the transfer of a Class B Subordinated Unit or of a Class B Subordinated Unit that has converted into a Common Unit pursuant to Section 5.12(a)(iv) by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to

Amendment No. 1 to First Amended and Restated
Agreement of Limited Partnership of
Holly Energy Partners, L.P.

its Class B Subordinated Units or converted Class B Subordinated Units will (A) first, be allocated to the Class B Subordinated Units or converted Class B Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Class B Subordinated Units or converted Class B Subordinated Units to be transferred and (y) the Per Unit Capital Account for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class B Subordinated Units or converted Class B Subordinated Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class B Subordinated Units or converted Class B Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred Class B Subordinated Units or converted Class B Subordinated Units will have a balance equal to the amount allocated under clause (A) above.

5.	Article V is hereby amended to add a new Section 5.12 creating a new series of Units as follows:

     Section 5.12 Establishment of Class B Subordinated Units.

          (a) There is hereby created a series of Units to be designated as “Class B Subordinated Units,” consisting of a total of 937,500 Class B Subordinated Units and having the following terms and conditions:

     (i) Subject to the provisions of Section 6.1(d)(iii)(A), all allocations of items of Partnership income, gain, loss, deduction and credit under Section 6.1 shall be allocated to the Class B Subordinated Units on a basis that is pro rata with the Subordinated Units, so that the amount thereof allocated to each Subordinated Unit will equal the amount thereof allocated to each Class B Subordinated Unit;

     (ii) Subject to paragraph (c) of this Section 5.12, the Class B Subordinated Units shall have the right to share in Partnership distributions on a pro rata basis with the Subordinated Units, so that the amount of any Partnership distribution to each Subordinated Unit will equal the amount of such distribution to each Class B Subordinated Unit;

     (iii) The Class B Subordinated Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 12.4, that are pro rata with the Subordinated Units;

     (iv) The Class B Subordinated Units shall not have the privilege of conversion as set forth in Section 5.8 of the Partnership Agreement (and Section 5.8 shall not apply to the Class B Subordinated Units); rather all Class B Subordinated Units shall convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of the final Quarter of the Class B Subordination Period; a Class B Subordinated Unit that has converted into a

Amendment No. 1 to First Amended and Restated
Agreement of Limited Partnership of
Holly Energy Partners, L.P.

Common Unit shall be subject to Section 6.1(d)(x) and Section 6.7 of the Partnership Agreement as if the Class B Subordinated Unit was a Subordinated Unit;

     (v) Subject to Section 13.3(c), the Class B Subordinated Units will have voting rights that are identical to the voting rights of the Subordinated Units and will vote with the Subordinated Units as a single class, so that each Class B Subordinated Unit will be entitled to one vote on each matter with respect to which each Subordinated Unit is entitled to vote; each reference in the Partnership Agreement to a vote of holders of Subordinated Units shall be deemed to include a reference to the holders of Subordinated Units and the Class B Subordinated Units voting as a single class;

     (vi) The Class B Subordinated Units will be evidenced by certificates in such form as the General Partner may approve; the General Partner will act as registrar and transfer agent for the Class B Subordinated Units;

     (vii) The Class B Subordinated Units may not be assigned or transferred without the consent of the General Partner other than any assignment or transfer to an Affiliate of Alon Pipeline Logistics and other than any pledge, assignment or transfer to a bona fide third-party lender of Alon Pipeline Logistics or its Affiliates who agrees to be bound by the terms of the Partnership Agreement, all in accordance with Section 4.5; and

     (viii) Except as otherwise provided in the Partnership Agreement and unless the context otherwise requires, for purposes of allocations referred to in paragraph (a)(i), the right to share in Partnership distributions referred to in paragraph (a)(ii), rights upon dissolution and liquidation referred to in paragraph (a)(iii), and voting rights referred to in paragraph (a)(v), and for all other purposes, the Class B Subordinated Units and the Subordinated Units shall be considered as a single class of Units, each Class B Subordinated Unit shall be treated in a manner that is identical, in all respects, to each Subordinated Unit, and each reference in the Partnership Agreement to Subordinated Units shall also be deemed to be a reference to Class B Subordinated Units.

          (b) Before any holder of Class B Subordinated Units shall be entitled to convert such holder’s Class B Subordinated Units into Common Units, he shall surrender the Class B Subordinated Unit Certificates therefore, duly endorsed, at the office of the General Partner or of any transfer agent for the Class B Subordinated Units. In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Subordinated Units one or more Common Unit Certificates, registered in the name of such holder, for the number of Common Units to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made as of the date of the surrender of the Class B Subordinated Units to be converted, and the person entitled to receive

Amendment No. 1 to First Amended and Restated
Agreement of Limited Partnership of
Holly Energy Partners, L.P.

the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units on said date.

          (c) In the event that an ALON Event of Default or Alon Potential Event of Default exists at the time of the Record Date with respect to any Quarter, the Partnership may retain an amount of the cash distributions due with respect to the Class B Subordinated Units for such Quarter up to the amount outstanding with respect to such ALON Event of Default or Alon Potential Event of Default (the “Default Amount”) and the remaining cash distributions due with respect to the Class B Subordinated Units for such Quarter, if any, shall be distributed to Unitholders holding Class B Subordinated Units, pro rata, in accordance with Section 6.4(a). Any amounts retained by the Partnership pursuant to the preceding sentence shall be credited against and shall reduce the Default Amount. In the event that an Alon Event of Default exists with respect to a prior Quarter at the time of the Record Date for a subsequent Quarter, the Class B Subordinated Units shall not be entitled to receive any cash distributions with respect to such subsequent Quarter.

6.	Section 6.4 is hereby amended and restated as follows:

     (a) During the Subordination Period or the Class B Subordination Period. Available Cash with respect to any Quarter within the Subordination Period or the Class B Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of other Partnership Securities issued pursuant thereto and subject to Section 5.12(c):

First, 98% to the Unitholders holding Common Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

Second, 98% to the Unitholders holding Common Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

Third, 98% to the Unitholders holding Subordinated Units and Class B Subordinated Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Subordinated Unit and Class B Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

Fourth, 98% to all Unitholders, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

Amendment No. 1 to First Amended and Restated
Agreement of Limited Partnership of
Holly Energy Partners, L.P.

Fifth, 85% to all Unitholders, Pro Rata, 13% to the holders of the Incentive Distribution Rights and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

Sixth, 75% to all Unitholders, Pro Rata, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

Thereafter, 50% to all Unitholders, Pro Rata, 48% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

     (b) After the Subordination Period and the Class B Subordination Period. Available Cash with respect to any Quarter after the Subordination Period and the Class B Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i)	First, 98% to all Unitholders, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii)	Second, 98% to all Unitholders, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii)	Third, 85% to all Unitholders, Pro Rata, 13% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv)	Fourth, 75% to all Unitholders, Pro Rata, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an

Amendment No. 1 to First Amended and Restated
Agreement of Limited Partnership of
Holly Energy Partners, L.P.

amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v)	Thereafter, 50% to all Unitholders, Pro Rata, 48% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C. Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

Amendment No. 1 to First Amended and Restated
Agreement of Limited Partnership of
Holly Energy Partners, L.P.

     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

HEP LOGISTICS HOLDINGS, L.P.

By:	HOLLY LOGISTIC SERVICES, L.L.C., its General Partner

By: /s/ Stephen J. McDonnell

Name: Stephen J. McDonnell
Title: Vice President and Chief Financial Officer

Signature Page
Amendment No. 1 to First Amended and Restated
Agreement of Limited Partnership of
Holly Energy Partners, L.P.